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                                                             EXHIBIT (b) (4) (g)

                     ML Life Insurance Company of New York

                                  ENDORSEMENT

The following DEFINITION is added:

4. ATTAINED AGE 80: For purposes of the Maximum Death Benefit Value calculation in Section 7.1.1(b), a Contract Owner is deemed to have attained age 80 on the Contract anniversary on or following the Contract Owner's 80th birthday.

The following sentence is added to the MISSTATEMENT OF AGE OR SEX provision:

If the age of the Contract Owner is misstated, any death benefit payable under this contract will be adjusted to reflect the correct age.

Section 7.1.1 of the Contract is replaced in its entirety by the following:

7.1.1. (a) DEATH PRIOR TO ANNUITY DATE: On the death of a Contract Owner prior to the Annuity Date, we will pay the beneficiary the death benefit representing the entire interest in the Contract, unless Section 7.1.3 is chosen. The death benefit is determined as of the date we receive due proof of death at our service center.

If the Contract Owner is over age 80 at the time the Contract is issued, the death benefit is the greatest of:

         (i) The premiums paid into the Contract less any withdrawals from the Contract; or

         (ii)      The Contract Value.

If the Contract Owner is age 80 or under at the time the contract is issued, the death benefit is the greatest of:

         (i) The premiums paid into the Contract less any withdrawals from the Contract;

         (ii)      The Contract Value; or



                                   SPECIMEN

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      (iii)      The Maximum Death Benefit Value.

7.1.1(b) MAXIMUM DEATH BENEFIT VALUE: The Maximum Death Benefit Value is equal to the greatest anniversary value of Separate Account A, plus the value of Separate Account B. The anniversary value of Separate Account A is equal to the value of Separate Account A on each Contract anniversary or the date of issue increased by premium payments allocated to Separate Account A and decreased by withdrawals and transfers from Separate Account A since that anniversary or the date of issue.

To determine the greater anniversary value of Separate Account A, we will calculate the anniversary value on each Contract anniversary through the earlier of the Contract Owner's attained age 80 or the anniversary on or prior to the date of death. If the Contract has co-owners, we will calculate the anniversary value through the earlier of the older Contract Owner's attained age 80 or the anniversary on or prior to any Contract Owner's date of death if a death benefit is payable.

We will calculate the Maximum Death Benefit Value based on the Contract Owner's age (older Contract Owner, if the Contract has co-owners) when the Contract is issued. Subsequent changes in Contract Owner will not increase the period of time used in the calculation of the Maximum Death Benefit Value. If a new Contract Owner has not attained age 80 and is older than the Contract Owner whose age is being used to determine the Maximum Death Benefit Value at the time of the ownership change, the period of time used in the calculation of the Maximum Death Benefit Value will be based on the age of the new Contract Owner at the time of the ownership change. If at the time of an ownership change the new Contract Owner is over attained age 80, we will calculate the Maximum Death Benefit Value based on the greatest anniversary value of Separate Account A as of the anniversary prior to the ownership change.

If a Contract Owner is a non-natural person, then the Annuitant's age, rather than the Contract Owner's age will be used to determine the period of time used in the calculation of the Maximum Death Benefit Value.

Unless Section 7.1.2 or Section 7.1.3 is chosen within 60 days following our receipt of the Contract Owner's certified death certificate, due proof of death will be deemed to have been received by us on the 60th day, and payment will be made in a lump sum.



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This endorsement controls over any contrary provisions of the Contract or previous endorsements.


                                ML LIFE INSURANCE COMPANY OF NEW YORK


                                By: /s/ BARRY G. SKOLNICK
                                    ---------------------------------
                                     Barry G. Skolnick
                                     Secretary












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